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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                   -----------

                               (Amendment No. 1)*


                               Parkervision, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


   Common Stock, $.01 par value per share                  701354 10 2
--------------------------------------------    --------------------------------
       (Title of class of securities)                     (CUSIP number)


                                 March 26, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ] Rule 13d-1(b)
           [X] Rule 13d-1(c)
           [ ] Rule 13d-1(d)
                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages

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

----------------------------- --------------------------------------------------- -----------------------------------------------
             1                NAMES OF REPORTING PERSONS:                         Leucadia National Corporation


                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              (ENTITIES ONLY):
----------------------------- ---------------------------------------------------------------------------------------------------
             2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*

                                                                                                                      (a) [X]
                                                                                                                      (b) [ ]
----------------------------- ---------------------------------------------------------------------------------------------------
             3                SEC USE ONLY

----------------------------- --------------------------------------------------- -----------------------------------------------
             4                CITIZENSHIP OR PLACE OF ORGANIZATION:               New York

------------------------------------ ------ ------------------------------------------------ ------------------------------------
             NUMBER OF                 5    SOLE VOTING POWER:                                   0
              SHARES
                                     ------ ------------------------------------------------ ------------------------------------
           BENEFICIALLY                6    SHARED VOTING POWER:                                 1,607,973
             OWNED BY
                                     ------ ------------------------------------------------ ------------------------------------
               EACH                    7    SOLE DISPOSITIVE POWER:                              0
             REPORTING
                                     ------ ------------------------------------------------ ------------------------------------
            PERSON WITH                8    SHARED DISPOSITIVE POWER:                            1,607,973

----------------------------- -------------------------------------------------------------- ------------------------------------
             9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      1,607,973

----------------------------- ---------------------------------------------------------------------------------------------------
             10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]
----------------------------- ---------------------------------------------------------------------------------------------------
             11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                          10.22%

----------------------------- --------------------------------------------------- -----------------------------------------------
             12               TYPE OF REPORTING PERSON:*                          CO
----------------------------- --------------------------------------------------- -----------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).           NAME OF ISSUER:

                     Parkervision, Inc., a Florida corporation (the "Issuer")

ITEM 1(B).           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     8493 Baymeadows Way
                     Jacksonville, Florida 32256

ITEM 2(A).           NAME OF PERSON FILING:

                     Leucadia National Corporation

ITEM 2(B).           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

                     315 Park Avenue South
                     New York, New York  10010

ITEM 2(C).           CITIZENSHIP:

                     New York corporation

ITEM 2(D).           TITLE OF CLASS OF SECURITIES:

                     Common Stock, $.01 par value per share, of the Issuer

ITEM 2(E).           CUSIP NUMBER:

                     701354 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                     (a)    [ ]    Broker or dealer registered under Section 15
                                   of the Exchange Act;

                     (b)    [ ]    Bank as defined in Section 3(a)(6) of the
                                   Exchange Act;

                     (c)    [ ]    Insurance company as defined in Section
                                   3(a)(19) of the Exchange Act;

                     (d)    [ ]    Investment company registered under Section 8
                                   of the Investment Company Act;

                     (e)    [ ]    An investment adviser in accordance with Rule
                                   13d-1(b)(1)(ii)(E);

                     (f)    [ ]    An employee benefit plan or endowment fund in
                                   accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g)    [ ]    A parent holding company or control person in
                                   accordance with Rule 13d-1(b)(1)(ii)(G);

                     (h)    [ ]    A savings association as defined in Section
                                   3(b) of the Federal Deposit Insurance Act;

                     (i)    [ ]    A church plan that is excluded from the
                                   definition of an investment company under
                                   Section 3(c)(14) of the Investment Company
                                   Act;

                     (j)    [ ]    Group, in accordance with Rule
                                   13d-1(b)(1)(ii)(J).


ITEM 4.              OWNERSHIP.


                     (a) Amount Beneficially Owned: 1,607,973 Shares

                     (b) Percent of Class: 10.22%

                     (c) Number of shares as to which such person has:

                               (i) sole power to vote or direct the vote: 0

                               (ii) shared power to vote or to direct the vote:
                                    1,607,973 Shares

                               (iii) sole power to dispose or to direct the
                                     disposition: 0

                               (iv) shared power to dispose or to direct the
                                    disposition: 1,607,973 Shares

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     See Exhibit 1 hereto

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable

ITEM 10.             CERTIFICATION

                     (a) Not applicable

                     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: April 1, 2003                     LEUCADIA NATIONAL CORPORATION

                                        By:  /s/ Joseph A. Orlando
                                             ----------------------------------
                                             Name: Joseph A. Orlando
                                             Title: Vice President













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